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                                                                    EXHIBIT 3.7

                           ARTICLES OF INCORPORATION

                                       OF

                            POWER EXPLORATION, INC.

ARTICLE I.     The name of the Corporation is POWER EXPLORATION, INC.

ARTICLE II. Its principal and registered office in the State of Nevada is 3230 E. Flamingo Road, Suite 156, Las Vegas, NV 89121. The initial agent for services of process at that address is Gateway Enterprises, Inc.

ARTICLE III. The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America. The period of existence of the corporation shall be perpetual.

ARTICLE IV. The corporation shall have authority to issue an aggregate of Fifty Million (50,000,000) shares of common voting equity stock of par value ($0.02) per share, and no other class or classes of stock, for a total capitalization of $1,000,000. The Corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

ARTICLE V. No shareholder shall be entitled to any preemptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue, nor shall any shareholder possess cumulative voting rights at any shareholders meeting for the purpose of electing Directors.

ARTICLE VI. The affairs of the corporation shall be governed by a Board of Directors of not less than one (1) person. The Incorporator whose name and address is Mark S. Zouvas, 5020 Collinwood, Ste. 201, Fort Worth, Texas 76107, shall serve as Sole Initial Director for the purpose of appointing the Initial Board of Directors.

ARTICLE VII. The Capital Stock after the amount of the subscription price or par value shall not be subject to assessment to pay the debts of the corporation, and no stock issued as paid up shall ever be assessable or assessed.

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ARTICLE VIII.  The initial By-Laws of the corporation shall be adopted by its
               Board of Directors. The power to alter, amend or repeal the By-Laws, or adopt new By-Laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-Laws.

ARTICLE IX. The name and address of the Incorporator of the corporation is Mark S. Zouvas, 5020 Collinwood, suite 201, Fort Worth, Texas 76107.

     I THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have set my hand hereunto this day, May 13, 1998.


                                                       /s/ MARK S. ZOUVAS
                                                       ----------------------
                                                       Mark S. Zouvas
                                                       Incorporator


State of Texas
                 :ss
County of Tarrant

     I, Pattye J. Hill, a Notary public hereby certify that on the 14th day of May, 1998, Mark S. Zouvas, personally appeared before me who, being first duly sworn, personally declared that he is the person who signed the foregoing document as Incorporator and that the statements therein contained are true.

DATED this 14th day of May, 1998.

My Commission Expires:

   7-11-98                             /s/ PATTYE J. HILL
------------------                   ------------------------------------
                                     Notary Public in and for the State
                                     of Texas, residing in Tarrant County, Texas

[SEAL]



              Articles of Incorporation - POWER EXPLORATION, INC.
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